EXHIBIT 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is made and entered into on this 15th day of May, 2003 and effective June 1, 2003 by and between AMERIPATH, INC., a Delaware corporation (the “Company”), and DAVID L. REDMOND (hereinafter, the “Executive”).

R E C I T A L S

A. The Company and the Executive wish to enter into this Agreement to reflect the Executive’s position and duties, his compensation, and other terms and conditions of his employment as Executive Vice President and Chief Financial Officer of the Company.

AGREEMENT

NOW, THEREFORE, in consideration of the promises and mutual covenants set forth herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Executive and the Company agree as follows:

1. Recitals. The foregoing recitals are true and correct and are incorporated herein by this reference.

2. Employment.

2.1 Employment and Term. During the Term of Employment, the Company hereby agrees to employ the Executive and the Executive hereby agrees to serve the Company on the terms and conditions set forth herein.

2.2 Duties of Executive. During the Term of Employment, the Executive shall serve as the Executive Vice President and Chief Financial Officer of the Company, shall report directly to James C. New, the Chairman and CEO of the Company, shall faithfully and diligently perform all services as may be assigned to him by the Board of Directors of the Company (the “Board”), and shall exercise such power and authority as may from time to time be delegated to him by the Board. The Executive shall devote his full time and attention to the business and affairs of the Company, render such services to the best of his ability, and use his reasonable best efforts to promote the interests of the Company. The Executive shall comply with the Company’s employment policies and practices generally applicable to its officers and employees including, without limitation, insider trading and confidentiality policies. Notwithstanding the foregoing or any other provision of this Agreement, it shall not be a breach or violation of this Agreement for the Executive to (i) serve on corporate, civic or charitable boards or committees, (ii) deliver lectures, fulfill speaking engagements or teach at educational institutions, (iii) manage personal investments, or (iv) provide consulting services listed in Appendix A of the Agreement, so long as such activities do not interfere with or detract from the performance of the Executive’s responsibilities to the Company in accordance with this Agreement.

3. Term of Employment. The term of employment under this Agreement, and the employment of the Executive hereunder (the “Term of Employment”), shall commence upon execution of this Agreement by both the Executive and the Company and shall terminate upon the date on which the employment of the Executive is terminated pursuant to and in accordance with Section 6 hereof (the “Expiration Date”).

4. Compensation.

4.1 Base Salary.

a. The Executive shall receive a base salary at the annual rate of $260,000 (the “Base Salary”) during the Term of Employment, with such Base Salary payable in installments consistent with the Company’s normal payroll schedule, subject to applicable withholding and other taxes. The Base Salary shall be reviewed, at least annually.

b. If any time is spent working for AmeriPath prior to June 1, 2003, the Executive will receive a payment on June 1, 2003 based upon a per diem rate of $1,000 per day, less applicable taxes. The Executive will also be reimbursed for any out-of-pocket business expenses incurred during those days prior to June 1, 2003.

4.2 Bonuses.

a. During the Term of Employment, for each calendar year during the Term of Employment (the “Bonus Period”), the Board shall establish a bonus pool from which the Executive shall be eligible to receive an annual bonus potentially equal to fifty percent (50%) of the Executive’s Base Salary (the “Bonus Payment”), to be determined by the Board and based upon the satisfaction by the Executive and/or the Company of the goals (the “Goals”), to be established by the Company, on or before April 1 of each calendar year during the Term of Employment. Notwithstanding the foregoing, in the event that the Goals are either exceeded or not fully achieved for a Bonus Period, the Executive may be eligible to receive a Bonus Payment in an amount in excess of or less than fifty percent (50%) of the Executive’s Base Salary.

b. The annual bonus for the year ended December 31, 2003 will be $75,833 (a pro rata for the seven months of employment in 2003), and will be guaranteed to be paid in full regardless of whether AmeriPath achieves its previous goals established for 2003, and will be paid prior to January 31, 2004.

c. For the Bonus Period in which the Executive’s employment with the Company terminates for any reason other than by the Company for Cause under Section 6.1 hereof, provided that the Executive has been continuously employed with the Company for a minimum of six (6) months during such Bonus Period, the Company shall pay the Executive a pro rata portion (based upon the period beginning on the first day of the Bonus Period and ending on the date on which the Executive’s employment with the Company terminates) of the bonus otherwise payable under Section 4.2 for the Bonus Period in which such termination of employment occurs; provided, however, that (i) the Bonus Period shall be deemed to end on the last day of the calendar quarter in which the Executive’s employment so terminates, and (ii) the business criteria used to determine the bonus for this short Bonus Period shall be annualized and shall be determined based upon audited financial information prepared in accordance with generally accepted accounting principles, applied consistently with prior periods, and reviewed and approved by the Compensation Committee of the Board. The Incentive Compensation for this Bonus Period is sometimes hereinafter referred to as the “Termination Year Bonus”.

5. Expense Reimbursement and Other Benefits.

5.1 Reimbursement of Expenses. Upon the submission of proper substantiation by the Executive, and subject to such rules and guidelines as the Company may from time to time adopt with respect to the reimbursement of expenses of executive personnel, the Company shall reimburse the Executive for all reasonable expenses, including all costs associated with maintaining the Executive’s CPA certificate and any related continuing education courses required for such, actually paid or incurred by the Executive during the Term of Employment in the course of and pursuant to the business of the Company. The Executive shall account to the Company in writing for all expenses for which reimbursement is sought and shall supply to the Company copies of all relevant invoices, receipts or other evidence reasonably requested by the Company.

5.2 Compensation/Benefit Programs. During the Term of Employment, the Executive shall be entitled to participate in all medical, dental, hospitalization, accidental death and dismemberment, disability, travel and life insurance plans, and any and all other plans as are presently and hereinafter offered by the Company to its executive personnel, including savings, pension, profit-sharing and deferred compensation plans, subject to the general eligibility and participation provisions set forth in such plans.

5.3 Working Facilities. During the Term of Employment, the Company shall furnish the Executive with an office at the corporate offices in Riviera Beach, Florida, secretarial help and such other facilities and services suitable to his position and adequate for the performance of his duties hereunder.

5.4 Moving Credit. During the Term of Employment hereunder, the Executive will receive a moving credit of $60,000 for which AmeriPath will incur the costs directly for up to $60,000 of apartment rental, auto rental, airline costs and other costs associated with traveling to and from the AmeriPath corporate offices and staying in the West Palm Beach area. The Executive and the Company will keep a running total of these costs, and the payment of such costs by the Company will end upon the occurrence of $60,000 of costs in the aggregate.

5.5 Other Benefits. The Executive shall accrue up to four (4) weeks of paid vacation each calendar year during the Term of Employment, to be taken at such times as the Executive and the Company shall mutually determine and provided that no vacation time shall significantly interfere with the duties required to be rendered by the Executive hereunder. Any accrued vacation time not taken by Executive during any calendar year may be carried forward into any succeeding calendar year. Notwithstanding the foregoing, in no event shall the Executive’s accrued vacation time exceed four (4) weeks at any point in time. The Executive shall receive such additional benefits, if any, as the Board of the Company shall from time to time determine.

6. Termination and/or Change of Control.

6.1 Termination for Cause. The Company shall at all times have the right, upon written notice to the Executive, to terminate the Term of Employment, for Cause as defined below. For purposes of this Agreement, the term “Cause” shall mean (i) an action or omission of the Executive which constitutes a willful and material breach of, or willful and material failure or refusal (other than by reason of his disability or incapacity) to perform his duties under, this Agreement which is not cured within fifteen (15) days after receipt by the Executive of written notice of same, (ii) fraud, embezzlement, misappropriation of funds, breach of trust or material violation of the AmeriPath Code of Ethics in connection with the Executive’s services under the Employment Agreement or with respect to the Company, (iii) a conviction or indictment of the Executive for, or entering into a plea of nolo contendere by the Executive with respect to, a felony or any crime which involves dishonesty, fraud, embezzlement, misappropriation of funds or breach of trust, or (iv) gross negligence, reckless or willful misconduct by the Executive in connection with the performance of the Executive’s duties hereunder, which the Board in its reasonable discretion deems to be good and sufficient cause to terminate the Executive’s employment with the Company. Any termination for Cause shall be made by notice in writing to the Executive, which notice shall set forth in reasonable detail all acts or omissions upon which the Company is relying for such termination. Upon any termination pursuant to this Section 6.1, the Company shall pay to the Executive any accrued and unpaid Base Salary and Bonus Payment, through the date of termination. Upon any termination effected and compensated pursuant to this Section 6.1, the Company shall have no further liability hereunder (other than for reimbursement for reasonable business expenses incurred prior to the date of termination, subject, however, to the provisions of Section 5.1, and payment of compensation for accrued and unused vacation days).

6.2 Disability. The Company shall at all times have the right, upon written notice to the Executive, to terminate the Term of Employment, if the Executive shall become entitled to benefits under the Company’s long term disability plan as then in effect, or, if the Executive shall as the result of mental or physical incapacity, illness or disability, become unable to perform his obligations hereunder for a period of 180 days in any 12-month period. The Board shall have sole discretion based upon competent medical advice to determine whether the Executive is or continues to be disabled. Upon any termination pursuant to this Section 6.2, the Company shall (i) pay to the Executive any accrued and unpaid Base Salary and Bonus Payment, through the effective date of termination specified in such notice, (ii) pay to the Executive his Termination Year Bonus, if any, at the time provided in Section 4.2b hereof, and (iii) pay the COBRA premiums for the Executive’s medical and dental insurance coverage in effect on the termination date, for a period of twelve (12) months following the termination of the Executive’s employment with the Company. Upon any termination effected and compensated pursuant to this Section 6.2, the Company shall have no further liability hereunder (other than for reimbursement for reasonable business expenses incurred prior to the date of termination, subject, however, to the provisions of Section 5.1, and payment of compensation for accrued and unused vacation days).

6.3 Death. Upon the death of the Executive during the Term of Employment, the Company shall (i) pay to the estate of the deceased Executive any accrued and unpaid Base

Salary and Bonus Payment, through the Executive’s date of death, (ii) pay to the estate of the deceased Executive, the Executive’s Termination Year Bonus, if any, at the time provided in Section 4.2b hereof. Upon any termination effected and compensated pursuant to this Section 6.3, the Company shall have no further liability hereunder (other than for reimbursement for reasonable business expenses incurred prior to the date of termination, subject, however, to the provisions of Section 5.1, and payment of compensation for accrued and unused vacation days).

6.4 Termination Without Cause. At any time the Company shall have the right to terminate the Term of Employment by written notice to the Executive. Upon any termination pursuant to this Section 6.4 (that is not a termination under any of Sections 6.1, 6.2, 6.3, 6.5 or 6.6) the Company shall (i) pay to the Executive any accrued and unpaid Base Salary and Bonus Payment, through the date of termination specified in such notice, (ii) continue to pay the Executive’s Base Salary and Bonus for a period of twenty-four (24) months following the termination of the Executive’s employment with the Company, in the manner and at such times as the Base Salary otherwise would have been payable to the Executive, (iii) pay to the Executive his Termination Year Bonus, if any, at the time provided in Section 4.2c, and (iv) pay the COBRA premiums for the Executive’s medical and dental insurance coverage in effect on the termination date, for a period of twenty four (24) months following the termination of the Executive’s employment with the Company. Upon any termination effected and compensated pursuant to this Section 6.4, the Company shall have no further liability hereunder (other than for reimbursement for reasonable business expenses incurred prior to the date of termination, subject, however, to the provisions of Section 5.1, and payment of compensation for accrued and unused vacation days).

6.5 Termination by Executive.

a. The Executive shall at all times have the right, by written notice not less than one hundred and eighty (180) days prior to the termination date, to terminate his Employment Term.

b. Upon termination of the Term of Employment pursuant to this Section 6.5 by the Executive, the Company shall pay to the Executive any accrued and unpaid Base Salary and Bonus Payment, through the effective date of termination specified in such notice. Upon any termination effected and compensated pursuant to this Section 6.5, the Company shall have no further liability hereunder (other than for reimbursement for reasonable business expenses incurred prior to the date of termination, subject, however, to the provisions of Section 5.1, and payment of compensation for accrued and unused vacation days).

6.6 Change in Control of the Company.

a. Unless otherwise provided in Section 6.7 hereof, in the event that a Change in Control (as defined in paragraph (b) of this Section 6.6) in the Company shall occur during the Term of Employment, the Company shall (i) pay to the Executive, within thirty (30) days of the date of the Change in Control, a lump sum bonus equal to one (1) times the Executive’s annual Base Salary and Bonus (the “Change in Control Date Bonus”). In addition, if within two (2) years following a Change of Control, (i) the Company requires the Executive to be based at any office or location more than thirty (30) miles from that in which the Executive was based at the time this Agreement was executed (except for travel reasonably required in the performance of the Executive’s duties and responsibilities hereunder), or (ii) the Executive’s position (including status, offices, titles and reporting requirements), authority, duties and responsibilities are not at least commensurate in all material respects with the most significant of those held, exercised and assigned at the time preceding the Change in Control, or (iii) the Executive is Terminated without Cause, then in either event, the Executive may elect to terminate this Agreement and a “Change of Control Termination” shall be deemed to have occurred. In the event of a Change of Control Termination, the Company shall (i) pay to the Executive any accrued and unpaid Base Salary and Bonus Payment, through the date of termination specified in such notice, and (ii) continue to pay the Executive’s Base Salary and Bonus for a period of twenty-four (24) months following the termination of the Executive’s employment with the Company, in the manner and at such times as the Base Salary and Bonus otherwise would have been payable to the Executive. The Company shall have no further liability hereunder (other than for reimbursement for reasonable business expenses incurred prior to the date of termination, subject, however, to the provisions of Section 5.1, and payment of compensation for accrued and unused vacation days).

b. For purposes of this Agreement, the term “Change in Control” shall have the meaning ascribed to such term in the Executive’s Time-Based Stock Option Agreement with AmeriPath Holdings, Inc.

6.7 Certain Reduction of Payments by the Company.

a. For purposes of this section, (i) A Payment shall mean any payment or distribution in the nature of compensation to or for the benefit of the Executive, whether paid or payable pursuant to this Agreement or otherwise; (ii) Agreement Payment shall mean a Payment paid or payable pursuant to this Agreement (disregarding this Section 6.7); (iii) Net After Tax Receipt shall mean the Present Value of a Payment net of all taxes imposed on the Executive with respect thereto under Sections 1 and 4999 of the Code, determined by applying the highest marginal rate under Section 1 of the Code which applied to the Executive’s taxable income for the immediately preceding taxable year; (iv) “Present Value” shall mean such value determined in accordance with Section 280G(d)(4) of the Code; and (v) “Reduced Amount” shall mean the smallest aggregate amount of Payments which (a) is less than the sum of all Payments and (b) results in aggregate Net After Tax Receipts which are equal to or greater than the Net After Tax Receipts which would result if the aggregate Payments were any other amount equal to or less than the sum of all Payments.

b. Anything in this Agreement to the contrary notwithstanding, in the event that the Company’s independent auditors or, at the Executive’s option, any other nationally or regionally recognized firm of independent accountants selected by the Executive and approved by the Company, which approval shall not be unreasonably withheld (the “Accounting Firm”), shall determine that receipt of all Payments would subject the Executive to tax under Section 4999 of the Code, it shall determine whether some amount of Payments would meet the definition of a “Reduced Amount.” If the Accounting Firm determines that there is a Reduced Amount, the aggregate Agreement Payments shall be reduced to such Reduced Amount;

provided, however, that if the Reduced Amount exceeds the aggregate Agreement Payments, the aggregate Payments shall, after the reduction of all Agreement Payments, be reduced (but not below zero) in the amount of such excess.

c. If the Accounting Firm determines that aggregate Agreement Payments or Payments, as the case may be, should be reduced to the Reduced Amount, the Company shall promptly give the Executive notice to that effect and a copy of the detailed calculation thereof, and the Executive may then elect, in his sole discretion, which and how much of the Agreement Payments or Payments, as the case may be, shall be eliminated or reduced (as long as after such election the present value of the aggregate Payments equals the Reduced Amount), and shall advise the Company in writing of his election within ten days of his receipt of notice. If no such election is made by the Executive within such ten-day period, the Company may elect which of the Agreement Payments or Payments, as the case may be, shall be eliminated or reduced (as long as after such election the present value of the aggregate Payments equals the Reduced Amount) and shall notify the Executive promptly of such election. All determinations made by the Accounting Firm under this Section shall be binding upon the Company and the Executive and shall be made within 60 days of a termination of employment of the Executive. As promptly as practicable following such determination, the Company shall pay to or distribute for the benefit of the Executive such Payments as are then due to the Executive under this Agreement and shall promptly pay to or distribute for the benefit of the Executive in the future such Payments as become due to the Executive under this Agreement.

d. While it is the intention of the Company and the Executive to reduce the amounts payable or distributable to the Executive hereunder only if the aggregate Net After Tax Receipts to the Executive would thereby be increased, as a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that amounts will not have been paid or distributed by the Company to or for the benefit of the Executive pursuant to this Agreement which should not have been so paid or distributed (“Overpayment”) or that additional amounts which will have not been paid or distributed by the Company to or for the benefit of the Executive pursuant to this Agreement could have been so paid or distributed (“Underpayment”), in each case, consistent with the calculation of the Reduced Amount hereunder. In the event that the Accounting Firm, based either upon the assertion of a deficiency by the Internal Revenue Service against the Company or the Executive which the Accounting Firm believes has a high probability of success or controlling precedent or other substantial authority, determines that an Overpayment has been made, any such Overpayment paid or distributed by the Company to or for the benefit of the Executive shall be treated for all purposes as a loan ab initio to the Executive which the Executive shall repay to the Company together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code; provided, however, that no loan shall be deemed to have been made and no amount shall be payable by the Executive to the Company if and to the extent such deemed loan and payment would not either reduce the amount on which the Executive is subject to tax under Section 1 and Section 4999 of the Code or generate a refund of such taxes. In the event that the Accounting Firm, based upon controlling precedent or other substantial authority, determines that an Underpayment has occurred, any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code.

6.7 Resignation. Upon any termination of employment pursuant to this Article 6, the Executive shall be deemed to have resigned as an officer, and if he or she was then serving as a director of the Company, as a director, and if required by the Board, the Executive hereby agrees to immediately execute a resignation letter to the Board.

6.8 Survival. The provisions of this Article 6 shall survive the termination of this Agreement, as applicable.

7. Restrictive Covenants.

7.1 Non-competition. At all times while the Executive is employed by the Company and for a two (2) year period immediately following the termination of the Executive’s employment with the Company for any reason, the Executive shall not, directly or indirectly, engage in or have any interest in any sole proprietorship, corporation, company, partnership, association, venture or business or any other person or entity (whether as an employee, officer, director, partner, agent, security holder, creditor, consultant or otherwise) that directly or indirectly (or through any affiliated entity) competes with the Company’s business (for purposes of this Agreement, any business that engages in the management or provision of anatomic and/or clinical pathology diagnostic services {whether through physician practices, laboratories, hospitals, medical or surgery centers or otherwise} shall be deemed to compete with the Company’s business); provided that such provision shall not apply to the Executive’s ownership of common stock of the Company or the acquisition by the Executive, solely as an investment, of securities of any issuer that are registered under Section 12(b) or 12(g) of the Securities Exchange Act of 1934, as amended, and that are listed or admitted for trading on any United States national securities exchange or that are quoted on the National Association of Securities Dealers Automated Quotations System, or any similar system or automated dissemination of quotations of securities prices in common use, so long as the Executive does not control, acquire a controlling interest in or become a member of a group which exercises direct or indirect control of, more than five percent (5.0%) of any class of capital stock of such corporation.

7.2 Confidential Information. The Executive shall not at any time divulge, communicate, use to the detriment of the Company or for the benefit of any other person or persons, or misuse in any way, any Confidential Information (as hereinafter defined) pertaining to the business of the Company. Any Confidential Information or data now or hereafter acquired by the Executive with respect to the business of the Company (which shall include, but not be limited to, information concerning the Company’s financial condition, prospects, technology, customers, suppliers, employees, employee compensation or benefits, employment practices and methods of doing business) shall be deemed a valuable, special and unique asset of the Company that is received by the Executive in confidence and as a fiduciary, and Executive shall remain a fiduciary to the Company with respect to all of such information. For purposes of this Agreement, “Confidential Information” means information disclosed to the Executive or known by the Executive as a consequence of or through the unique position of his employment with the Company (including information conceived, originated, discovered or developed by the Executive) prior to or after the date hereof, and not generally or publicly known, about the

Company or its business. Notwithstanding the foregoing, nothing herein shall be deemed to restrict the Executive from disclosing Confidential Information to promote the best interests of the Company or to the extent required by law.

7.3 Nonsolicitation of Employees and Customers. At all times while the Executive is employed by the Company and for the two (2) year period immediately following the termination of the Executive’s employment with the Company for any reason, the Executive shall not, directly or indirectly, for himself or for or on behalf of any other person, firm, corporation, partnership, association or other entity (a) employ or attempt to employ or solicit the termination of employment of or enter into any contractual arrangement with any employee or former employee of the Company, unless such employee or former employee has not been employed by the Company for a period in excess of six (6) months, and/or (b) call on or solicit any of the actual or targeted prospective customers or clients of the Company (or of its physician practices or laboratories) on behalf of any person or entity in connection with any business that competes with the Company’s business, nor shall the Executive make known the names and/or addresses of such employees, customers or clients or any information relating in any manner to the Company’s trade or business relationships with such employees, customers or clients, other than in connection with the performance of Executive’s duties under this Agreement.

7.4 Ownership of Developments. All copyrights, patents, trade secrets, or other intellectual property rights associated with any ideas, concepts, techniques, inventions, processes, or works of authorship developed or created by Executive during the course of performing work for the Company or its clients (collectively, the “Work Product”) shall belong exclusively to the Company and shall, to the extent possible, be considered a work made by the Executive for hire for the Company within the meaning of Title 17 of the United States Code. To the extent the Work Product may not be considered work made by the Executive for hire for the Company, the Executive agrees to assign, and automatically assign at the time of creation of the Work Product, without any requirement of further consideration, any right, title, or interest the Executive may have in such Work Product. Upon the request of the Company, the Executive shall take such further actions, including execution and delivery of instruments of conveyance, as may be appropriate to give full and proper effect to such assignment.

7.5 Books and Records. All books, records, and accounts relating in any manner to the customers or clients of the Company, whether prepared by the Executive or otherwise coming into the Executive’s possession, shall be the exclusive property of the Company and shall be returned immediately to the Company on termination of the Executive’s employment hereunder or on the Company’s request at any time.

7.6 Definition of Company. Solely for purposes of this Article 7, the term “Company” also shall include any existing or future subsidiaries of the Company that are operating during the time periods described herein and any other entities that directly or indirectly, through one or more intermediaries, control, are controlled by or are under common control with the Company during the periods described herein.

7.7 Acknowledgment by Executive. The Executive acknowledges and confirms that (a) the restrictive covenants contained in this Article 7 are reasonably necessary to protect the legitimate business interests of the Company, and (b) the restrictions contained in this Article 7 (including without limitation the length of the term of the provisions of this Article 7) are not overbroad, overlong, or unfair and are not the result of overreaching, duress or coercion of any kind. The Executive acknowledges and confirms that his special knowledge of the business of the Company is such as would cause the Company serious injury or loss if he were to use such ability and knowledge to the benefit of a competitor or were to compete with the Company in violation of the terms of this Article 7. The Executive further acknowledges that the restrictions contained in this Article 7 are intended to be, and shall be, for the benefit of and shall be enforceable by, the Company’s successors and assigns.

7.8 Reformation by Court. In the event that a court of competent jurisdiction shall determine that any provision of this Article 7 is invalid or more restrictive than permitted under the governing law of such jurisdiction, then only as to enforcement of this Article 7 within the jurisdiction of such court, such provision shall be interpreted and enforced as if it provided for the maximum restriction permitted under such governing law.

7.9 Extension of Time. If the Executive shall be in violation of any provision of this Article 7, then each time limitation set forth in this Article 7 shall be extended for a period of time equal to the period of time during which such violation or violations occur. If the Company seeks injunctive relief from such violation in any court, then the covenants set forth in this Article 7 shall be extended for a period of time equal to the pendency of such proceeding including all appeals by the Executive.

7.10 Survival. The provisions of this Article 7 shall survive the termination of this Agreement, as applicable.

8. Injunction. It is recognized and hereby acknowledged by the parties hereto that a breach by the Executive of any of the covenants contained in Article 7 of this Agreement will cause irreparable harm and damage to the Company, the monetary amount of which may be virtually impossible to ascertain. As a result, the Executive recognizes and hereby acknowledges that the Company shall be entitled to an injunction from any court of competent jurisdiction enjoining and restraining any violation of any or all of the covenants contained in Article 7 of this Agreement by the Executive or any of his affiliates, associates, partners or agents, either directly or indirectly, and that such right to injunction shall be cumulative and in addition to whatever other remedies the Company may possess.

9. Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Palm Beach County, Florida, in accordance with the Rules of the American Arbitration Association then in effect (except to the extent that the procedures outlined below differ from such rules). Within thirty (30) days after written notice by either party has been given that a dispute exists and that arbitration is required, each party must select an arbitrator and those two arbitrators shall promptly, but in no event later than thirty (30) days after their selection, select a third arbitrator. The parties agree to act as expeditiously as possible to select arbitrators and conclude the dispute. The selected arbitrators must render their decision in writing. The cost and expenses of the arbitration and of enforcement of any award in any court shall be borne by the non-prevailing party. If advances are required, each party will advance one-half of the estimated fees and expenses of the arbitrators. Judgment may be entered on the arbitrators’ award in any court having jurisdiction. Although arbitration is contemplated to resolve disputes hereunder, either party may proceed to court to obtain an injunction to protect its rights hereunder, the parties agreeing that either could suffer irreparable harm by reason of any breach of this Agreement. Pursuit of an injunction shall not impair arbitration on all remaining issues.

10. Section 162(m) Limits. Notwithstanding any other provision of this Agreement to the contrary, if and to the extent that any remuneration payable by the Company to the Executive for any year would exceed the maximum amount of remuneration that the Company may deduct for that year under Section 162(m) (“Section 162(m)”) of the Code, payment of the portion of the remuneration for that year that would not be so deductible under Section 162(m) shall, in the sole discretion of the Board, be deferred and become payable at such time or times as the Board determines that it first would be deductible by the Company under Section 162(m), with interest at the “short-term applicable rate” as such term is defined in Section 1274(d) of the Code. The limitation set forth under this Section 10 shall not apply with respect to any amounts payable to the Executive pursuant to Article 6 hereof.

11. Assignment. Neither party shall have the right to assign or delegate his rights or obligations hereunder, or any portion thereof, to any other person.

12. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Florida, without reference to principles of conflict of laws.

13. Entire Agreement; Prior Agreements. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and, upon its effectiveness, shall supersede all prior agreements, understandings and arrangements, both oral and written, between the Executive and the Company (or any of its affiliates) with respect to such subject matter. In addition, this shall supercede and replace the Executive’s Prior Employment Agreement, as well as any and all other agreements between the Executive and the Company and, upon execution of this Agreement by the Executive and the Company, the Prior Employment Agreement and any and all other agreements between the Executive and the Company shall terminate and shall no longer have any force and effect. Notwithstanding this Article 13 or any other provision of this Agreement, Option Agreements entered into by the Executive and the Company prior to the date of this Agreement shall remain in full force and effect. This Agreement may not be modified in any way unless by a written instrument signed by both the Company and the Executive.

14. Notices: All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:

David L. Redmond

2514 Prospect Road

Tampa, FL 33629

If to the Company:

AmeriPath, Inc.

7289 Garden Road, Suite 200

Riviera Beach, FL 33404

Attention: Chairman and Chief Executive Officer

or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

15. Benefits; Binding Effect. This Agreement shall be for the benefit of and binding upon the parties hereto and their respective heirs, personal representatives, legal representatives, successors and, where permitted and applicable, assigns, including, without limitation, any successor to the Company, whether by merger, consolidation, sale of stock, sale of assets or otherwise.

16. Severability. The invalidity of any one or more of the words, phrases, sentences, clauses, provisions, sections or articles contained in this Agreement shall not affect the enforceability of the remaining portions of this Agreement or any part thereof, all of which are inserted conditionally on their being valid in law, and, in the event that any one or more of the words, phrases, sentences, clauses, provisions, sections or articles contained in this Agreement shall be declared invalid, this Agreement shall be construed as if such invalid word or words, phrase or phrases, sentence or sentences, clause or clauses, provisions or provisions, section or sections or article or articles had not been inserted. If such invalidity is caused by length of time or size of area, or both, the otherwise invalid provision will be considered to be reduced to a period or area, which would cure such invalidity.

17. Waivers. The waiver by either party hereto of a breach or violation of any term or provision of this Agreement shall not operate nor be construed as a waiver of any subsequent breach or violation.

18. Damages. Nothing contained herein shall be construed to prevent the Company or the Executive from seeking and recovering from the other damages sustained by either or both of them as a result of its or his breach of any term or provision of this Agreement. In the event that either party hereto brings suit for the collection of any damages resulting from, or the injunction of any action constituting, a breach of any of the terms or provisions of this Agreement, then the party found to be at fault shall pay all reasonable court costs and attorneys’ fees of the other.

19. Section Headings. The article, section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

20. No Third Party Beneficiary. Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any person other than the Company, the parties hereto and their respective heirs, personal representatives, legal representatives, successors and permitted assigns, any rights or remedies under or by reason of this Agreement.

21. Withholding Taxes. The Company may withhold from any amounts payable under this Agreement such Federal, state or local taxes as shall be required to be withheld pursuant to any applicable law or regulation.

22. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument and agreement.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

COMPANY:

AMERIPATH, INC.

By:	/s/ James C. New
James C. New Chairman & Chief Executive Officer

EXECUTIVE:

/s/ David L. Redmond
David L. Redmond

APPENDIX A

OTHER BUSINESS INTERESTS

COMPANY:	AmeriPath, Inc.
EXECUTIVE:	David L. Redmond (SS# ###-##-####)
HOME ADDRESS:	2514 Prospect Road, Tampa, FL 33629
POSITION:	Executive Vice President and Chief Financial Officer

Employer acknowledges that Executive may provide consulting and investments services, as described below, to the following organizations and their respective subsidiaries:

❑	MedHost, Inc.
❑	Wilkes & McHugh, P.A.
❑	Centrisoft Corporation

Executive and Employer acknowledge that MedHost, Inc. does not compete with AmeriPath. Executive is a Board Member and provides ongoing consulting services to MedHost at a fixed monthly rate of $4,000. Executive has an ownership interest of less than 5% in MedHost. Executive does not expect to spend any time consulting with MedHost without taking vacation time for it and without the approval of AmeriPath’s Chairman and Chief Executive Officer.

Executive and Employer acknowledge that Wilkes & McHugh, P.A. (“W & M”) does not compete with the business of AmeriPath. Executive has informed Employer that he provides consulting services on an hourly basis for W & M. Executive’s consulting services to W & M will not interfere with the performance of his duties at AmeriPath. Executive commits that his consulting hours with W & M will not exceed 50 hours for the period of June 1, 2003 to December 31, 2003 without the approval of the Chairman & Chief Executive Officer of AmeriPath, and that he will no longer provide consulting services to W & M after December 31, 2003.

Executive and Employer acknowledge that Centrisoft Corporation does not compete with the business of AmeriPath. Executive is a Board Member of Centrisoft and owns approximately 20% of Centrisoft. Executive is compensated in stock for various activities performed for Centrisoft. Executive will not spend any time providing services for Centrisoft without the approval of the Chairman & Chief Executive Officer of AmeriPath.

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